EXHIBIT 10.2

Strategic Cooperation Agreement

This Cooperation Agreement (this "Agreement") is executed by the following Parties:

Party A:  Aerostrong Company Limited
Address: 6th Floor, Tower B, Aerospace Science and Technology Building, No. 16 Fucheng Road, Haidian District, Beijing , P.R.C.
Post code:100048
Legal Representative: Che Mei
Tel.: 010-68373633
Fax.: 010-68372433

Party B: Beijing Yunji Communications Technical Service Co., Ltd.
Address: Room 1407, Building no. 2, No. 2 Huayuan Road, Haidian District, Beijing, P.R.C.
Post code:
Legal Representative: Luo Hongye
Tel.:
Fax.:

With respect to the establishment of strategic cooperation relationship in relation to deployment of wireless broadband network and project development, pursuant to Contract Law of the People’s Republic of China and relevant regulations, Party A and Party B, through amiable discussion, agree as follows:

Article I Content of Cooperation

The Parties will cooperate on application of wireless broadband or jointly approved projects (each a “Cooperation Project”). The rights and responsibilities of the Parties in each specific Cooperation Project shall be set forth in a separate agreement (each a “Project Agreement”).

The Parties initially agree to develop the following potential projects as Cooperation Projects: (1) Digital Lijiang management platform project in Guangxi Autonomous Region, (2) Shen Hua wireless broadband special network project for railway, and (3) overload wireless broadband surveillance projects in Shanxi Province. For each specific Cooperation Project, the Parties shall jointly formulate the budget and implementation plan, and sign a Project Agreement in accordance with the principles set forth in this Agreement.

Article II Allocation of Cooperation Responsibilities

1. For each Cooperation Project, Party A and Party B shall allocate the responsibilities as the followings:

Party A shall be responsible for the development and follow-up of governmental markets and industrial markets.

Party B shall be responsible for providing the following supports:
(1) project technical solution design;
(2) project site selection and construction;
(3) project financing;
(4) Equipment (including software) procurement, installation, operation and maintenance;
(5) bandwidth rent;
(6) system security and optimization;
(7) project management and operation management;
(8) warranty service;
(9) other services needed for the development and implementation of each Cooperation Project.

2. In the process of implementing the Cooperation Project, without the prior written consent of Party B, Party A shall not delegate or subcontract any part of the project to any third party.

3. If the implementation of any part of a Cooperation Project requires special qualification or expertise, Party B may subcontract such work to a qualified third party. If Party A has the qualification or expertise to conduct such work, party B should in priority subcontract such work to Party A under the same condition.

Article III Valid Term

The present agreement (“this Agreement”) shall come into force from the signing date and shall not be terminated until 1) all the projects under this agreement are finished and 2) Party B receives the last payment from Party A.

During the term of this Agreement, neither party has the right to early terminate this agreement.

During the term of this Agreement, if either Party’s business operation term expires or is otherwise discontinued, this Agreement shall be early terminated at the time when the business term expires or terminates.

If either party breaches this agreement during the valid term, the other party shall have the right to early terminate this Agreement and shall reserve the right to pursue the legal liability of the other party.

Article IV Rights and Obligations

1.	Rights and Obligations of Party A
(1)
Party A shall prepare relevant material required by clients, such as CA. If any Cooperation Project requires Party A to be onsite, Party A should send relevant staff to coordinate with Party B for the implementation of relevant work, and bear relevant T&L costs.

(2)
In case Party A signs Project Agreement with project owner, Party A shall, after it receives payment from project owner, make relevant payment to Party B according to agreement that it signed with Party B.

(3)
To ensure the benefit of each party not be harmed, Party A assure that during the implementation of Cooperation Projects, to communicate with Party B at all times, to designate a contact person, and to notify Party B of the progress of each project in a timely manner by fax, fixed telephone, email or other written forms.

2.	Rights and Obligations of Party B
(1)	During the term of this Agreement, Party B shall cooperate with Party A and shall provide Party A with necessary information;
(2)
During the development of Cooperation Projects, Party B shall be responsible for preparing tender documents, equipment cost estimates, site surveys, engineering cost estimates, overall budget control, etc., and shall bear relevant costs;

(3)
Party B shall, during its service provision to Party A, strictly comply with Chinese laws, regulations and relevant policies, particularly those regulations in relation with internet operation security, information security and state security. Party A shall have the right to supervise Party B’s service and to give relevant advice;

(4)
To ensure the benefit of each party not be harmed, Party B assure that during the implementation of Cooperation Projects, to communicate with Party A at all times, to designate a contact person, and to notify Party A of the progress of each project in a timely manner by fax, email or other written forms.

Article V Articles of Confidentiality

All information provided by both parties for this cooperation shall be deemed as business secret and shall only be used in the purpose of cooperation projects. Either party shall not disclose any information including but not limited to documents, emails, data, etc. of the cooperation to a third party unless it is agreed by the other party in written. Otherwise, the disclosing party shall compensate the other party for all losses occurred due to its disclosure.

The following disclosure shall not be considered as a breach of this article of confidentiality: such information has already come into the public domain (through no fault or disclosure by the receiving party).

The termination of this Agreement shall not affect the validity of this confidentiality article.

The term of this confidentiality article shall be the 730th day after the termination of this Agreement.

Article VI Others

This agreement shall come into force when both parties sign and chop it and is signed in four original copies with each party holding two copies, which have the same force. Upon the execution of this agreement, neither party may amend this Agreement without the consent of the other party.

In case any modification, amendment should be made during the performance of this Agreement, the two parties shall discuss together, and the result of discussion shall be fixed in form of “Supplementary Agreement” which shall have the same force of this Agreement. The exchanging documents between the two parties shall be written in Chinese.

Party A: Aerostrong Company Limited
Authorized representative (signature):
Date: 19 April, 2012
By  /s/ Che Mei
Che Mei

Party B: Beijing Yunji Communications Technical Service Co., Ltd.
Authorized representative (signature):
Date: 19 April, 2012
By  /s/ Luo Hongye
Luo Hongye